Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Orchids Paper Products Company of our report dated March 6, 2014 relating to our audits of the financial statements of Orchids Paper Products Company as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, and our audit of internal control over financial reporting as of December 31, 2013, which appear in the Annual Report on Form 10-K of Orchids Paper Products Company for the year ended December 31, 2013.

Tulsa, Oklahoma

April 8, 2014